                                                                     Exhibit 2.1

===============================================================================


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                        RATIONAL SOFTWARE CORPORATION,

                      PERFORMANCE AWARENESS CORPORATION,

                                      AND

                          ALL OF THE STOCKHOLDERS OF
                       PERFORMANCE AWARENESS CORPORATION

                                MARCH 31, 1997




===============================================================================

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----

SECTION 1  THE STOCK PURCHASE......................................................    1

 1.1       Purchase and Sale of PAC Series A Preferred Stock and Common Stock......    1
 1.2       Closing.................................................................    1
 1.3       Effects of the Stock Purchase...........................................    2

SECTION 2  CONSIDERATION; ESCROW...................................................    2

 2.1       Surrender of Certificates; Payment of Stock Purchase Consideration......    2

SECTION 3  REPRESENTATIONS AND WARRANTIES..........................................    2

 3.1       Representations and Warranties of PAC...................................    2
 3.2       Representations and Warranties of the Stockholders......................   11
 3.3       Representations and Warranties of Rational..............................   13

SECTION 4  CONDITIONS TO CLOSING...................................................   13

 4.1       Conditions to Each Party's Obligation to Effect the Stock Purchase......   13
 4.2       Conditions to Obligations of Rational...................................   14
 4.3       Conditions to Obligations of PAC........................................   15
 4.4       Condition to Obligations of Stockholders................................   16

SECTION 5  COVENANTS...............................................................   16

 5.1       Covenants of Rational, PAC and the Stockholders.........................   16
 5.2       Additional Covenants of PAC.............................................   17
 5.3       Additional Covenants of Rational........................................   17

SECTION 6  INDEMNIFICATION.........................................................   19

 6.1       Survival of Representations, Warranties and Covenants...................   19
 6.2       Stockholder Indemnity...................................................   19
 6.3       Notification and Defense of Claims......................................   20
 6.4       Order of Payment; Exclusion and Limitation of Liability.................   22
 6.5       General.................................................................   23

SECTION 7  SPECIAL PROVISIONS......................................................   24

 7.1       Release and Acknowledgment by the Holder of PAC Series A Preferred Stock   24
 7.2       Waiver by PAC...........................................................   24
 7.3       Release and Acknowledgment by the Stockholders..........................   25



                               TABLE OF CONTENTS
                                  (continued)


                                                                                    PAGE
                                                                                    ----

SECTION 8  GENERAL PROVISIONS.....................................................   25


 8.1      Expenses................................................................   25
 8.2      Notices.................................................................   25
 8.3      Governing Law; Resolution of Disputes...................................   26
 8.4      Delays or Omissions.....................................................   27
 8.5      Entire Agreement; Amendment.............................................   27
 8.6      Severability............................................................   27
 8.7      Titles, Subtitles.......................................................   27
 8.8      Counterparts............................................................   27
 8.9      No Third-Party Beneficiaries............................................   27


Exhibits
-------------------


Exhibit A        -        Schedule of Stockholders
Exhibit B        -        Form of Escrow Agreement
Exhibit C-1      -        PAC Schedule of Exceptions
Exhibit C-2      -        Stockholders Schedule of Exceptions
Exhibit D        -        Form of Legal Opinion of Wyrick, Robbins, Yates &
                          Ponton, L.L.P.
Exhibit E        -        Form of Non-Competition and Non-Hire Agreement
Exhibit F        -        Form of Consulting Agreement with Paul C. Chou
Exhibit G        -        Form of Employment and Non-Competition Agreement
Exhibit H        -        Standard Form of Rational Confidential Information
                          and Inventions Agreement
Exhibit I        -        Copy of Employment Agreement by and between
                          Performance Awareness Corporation and Robert Bicksler
Exhibit J        -        Summary of Rational Employee Benefit Package

                            STOCK PURCHASE AGREEMENT


  This Stock Purchase Agreement is made and entered into as of March 31, 1997, by and among Rational Software Corporation, a Delaware corporation ("RATIONAL"), Performance Awareness Corporation, a North Carolina corporation ("PAC"), and the stockholders of PAC identified in the Schedule of Stockholders attached hereto as Exhibit A (the "STOCKHOLDER SCHEDULE") who, taken together, hold all of the
   ---------
issued and outstanding shares of PAC capital stock (the "STOCKHOLDERS") (collectively, Rational, PAC, and the Stockholders are the "PARTIES"). The term "AGREEMENT" as used hereinafter means this Agreement, and all Exhibits and Schedules attached hereto.


                                    RECITALS

     A. The respective Boards of Directors of Rational and PAC and the Stockholders have agreed that Rational will acquire all of the outstanding capital stock of PAC (the "STOCK PURCHASE") pursuant to the terms of this Agreement.

     B. Rational, PAC and the Stockholders desire to make certain representations, warranties and agreements in connection with the Stock Purchase and also to prescribe various conditions to the Stock Purchase.

     C. Pursuant to the Stock Purchase, the Stockholders will receive for their capital stock in PAC as specified in the second column of the Stockholder Schedule ("PAC SECURITIES") the aggregate consideration as specified in the third column of the Stockholder Schedule in cash (the "AGGREGATE CASH CONSIDERATION"), upon the terms and conditions set forth in this Agreement.

     D. At the Closing, and as mutual inducements for entering into this Agreement, (i) certain key employees of PAC will enter into employment, non-competition and non-hire agreements with Rational, (ii) Rational and Mr. Paul C. Chou, PAC's Chief Executive Officer ("MR. CHOU") will enter into a four-year consulting agreement containing non-compete and non-hire covenants and (iii) certain other Stockholders will enter into non-competition and non-hire agreements with Rational.

                                   SECTION 1

                               THE STOCK PURCHASE

   1.1  Purchase and Sale of PAC Series A Preferred Stock and Common Stock.
        ------------------------------------------------------------------
Subject to the terms and conditions hereof, each Stockholder hereby severally sells to Rational and Rational hereby severally purchases from each Stockholder the total number of PAC Securities specified opposite such Stockholder's name in column two of the Stockholder Schedule for the aggregate consideration as set forth opposite such Stockholder's name in column three of the Stockholder Schedule. Each Stockholder's agreement with Rational is a separate agreement, and each of the sales of the PAC Securities to Rational is a separate sale, provided, however, that PAC is a party to each of the several agreements.
-----------------

   1.2  Closing. The closing of the transactions contemplated hereby (the
        -------
"CLOSING") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Section 4 hereof or at such other time as the Parties agree (the "CLOSING DATE"). The Closing shall take place at the offices of Wilson

Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, or at such other location as the parties hereto agree

   1.3  Effects of the Stock Purchase.  At the Closing, (i) the authorized and
        -----------------------------
outstanding capital stock, Certificate of Incorporation and Bylaws, and officers and directors of Rational shall not be changed in any respect, (ii) the Articles of Incorporation of PAC and the Bylaws of PAC shall not be changed in any respect and (iii) all of the authorized and outstanding capital stock of PAC will be owned by Rational. At the Closing, the directors and officers of PAC will resign, Robert T. Bond shall become the sole director of PAC, and the President and Secretary of PAC shall be Michael T. Devlin and Robert T. Bond, respectively.

                                   SECTION 2

                             CONSIDERATION; ESCROW

   2.1  Surrender of Certificates; Payment of Stock Purchase Consideration.
        ------------------------------------------------------------------

        (a)  Surrender of Certificates.  At the Closing, each Stockholder shall
             -------------------------
deliver, or cause to be delivered to Rational, stock certificates representing his or her shares of PAC Securities to be purchased by Rational, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Rational, or lost stock affidavits with such assurances and/or bonds as Rational shall reasonably require, and Rational shall deliver to each Stockholder such amount of cash to which such Stockholder is entitled as set forth in the Stockholder Schedule by check or wire transfer as requested in writing by such Stockholder.

        (b)  Escrow.  Notwithstanding the foregoing, the portion of the
             ------
consideration otherwise payable under Section 2.1(a) to the Stockholder named below set forth opposite his name below shall not be paid in cash at the Closing, but instead shall be held in escrow pursuant to the Escrow Agreement attached hereto as Exhibit B (the "ESCROW AGREEMENT").
                   ---------


STOCKHOLDER                             ESCROW AMOUNT
--------------------------------        ---------------------------------
Paul C. Chou                            $3,100,000



                                   SECTION 3

                         REPRESENTATIONS AND WARRANTIES

   3.1  Representations and Warranties of PAC.  Except as set forth on Exhibit
        -------------------------------------                          -------
C-1 hereto, PAC represents and warrants to Rational that the representations and
---
warranties set forth in this Section 3.1 are true and correct as of the date of this Agreement. In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, assets (including intangible assets), business or results of operations of such entity or group of entities. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, assets (including intangible assets), business or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "KNOWLEDGE" means such party's actual knowledge after reasonable inquiry of officers and directors of such party. As used herein with respect to the business of PAC and/or any of its subsidiaries, the phrase "AS PROPOSED TO BE CONDUCTED FOLLOWING THE STOCK PURCHASE" or similar language means the business of PAC and/or any of its subsidiaries, as applicable, conducted following the

Stock Purchase in accordance with the past practices of PAC and/or the subsidiary, as applicable, but under the control of Rational.

        (a)  Organization; Standing and Power.  Each of PAC and Performance
             --------------------------------
Awareness (UK) LTD, a U.K. corporation ("PAC U.K."), and P.A.C. Japan Ltd., a Japanese corporation ("PAC JAPAN"), being PAC's only two subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of PAC and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on PAC.
Each jurisdiction where PAC or any of its subsidiaries is qualified to do business is identified on Exhibit C-1. PAC has delivered a true and correct
                          -----------
copy of the Amended and Restated Articles of Incorporation, as amended (the "ARTICLES OF INCORPORATION"), and Bylaws, as amended, or other charter documents, as applicable, of PAC and each of its subsidiaries, each as amended to date, to legal counsel for Rational. Neither PAC nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. PAC is the owner of all outstanding shares of capital stock of each of its two subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by PAC free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating PAC or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. PAC does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        (b)  Capital Structure.  The authorized capital stock of PAC consists of
             -----------------
11,000,000 shares of Common Stock, $.01 par value, and 4,000,000 shares of Preferred Stock, $.01 par value, of which 1,206,897 shares have been designated Series A Preferred Stock. There currently are and as of the Closing there will be issued and outstanding only 5,000,000 shares of Common Stock and 1,206,897 shares of Series A Preferred Stock. There currently are options outstanding for the purchase of 1,067,500 shares of Common Stock of PAC under the PAC 1997 Stock Plan. There currently are and as of the Closing there will be no other outstanding commitments to issue any shares of capital stock or voting securities of PAC. All outstanding shares of PAC Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of PAC or any agreement to which PAC is a party or by which it is bound. All issuances of capital stock or options with respect thereto have been made in compliance with applicable federal and state securities laws. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which PAC is a party or by which it is bound obligating PAC to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of PAC. True and complete copies of all agreements and instruments relating to or issued under the PAC 1997 Stock Plan have been provided to legal counsel for Rational.

        (c)  Authority.
             ---------

                        (i) PAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PAC. This Agreement has been duly executed and delivered by PAC and constitutes the valid and binding obligation of PAC enforceable against PAC in accordance with its terms, subject to the laws of general application relating to bankruptcy and insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by PAC does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation of any provision of the Articles of Incorporation or Bylaws of PAC or any of its subsidiaries, as amended, or (ii) with or without notice or lapse of time, or both, result in any breach of or constitute a default under or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PAC or any of its subsidiaries or any of their properties or assets.

                        (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, local, foreign or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or, to the knowledge of PAC or any of its subsidiaries, with respect to, PAC or any of its subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on PAC and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          (d)   Financial Statements.  PAC has furnished to Rational its audited
                --------------------
consolidated balance sheet as of December 31, 1996 (the "PAC BALANCE SHEET DATE") and its audited consolidated statements of operations, statements of Stockholders' equity and statements of cash flows for the fiscal years ended December 31, 1994, 1995 and 1996 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), and present truly and fairly the financial condition and results of operations of PAC and its subsidiaries for the periods and as of the dates thereof. All accounts receivable of PAC or any of its subsidiaries existing as of the PAC Balance Sheet Date, or arising between the PAK Balance Sheet Date and the Closing, have been collected or will be collected in the ordinary course of PAC's business.

          (e)   Absence of Certain Changes.  Since the PAC Balance Sheet Date,
                --------------------------
PAC and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect to PAC or any of its subsidiaries; (ii) any acquisition, sale or transfer of any material asset of PAC or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by PAC or any material revaluation by PAC of any of its or any of its subsidiaries' assets, except as required by concurrent changes in GAAP; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of PAC, or any direct or indirect redemption, purchase or other acquisition by PAC of any of its shares of capital stock; (v) any material contract entered into by PAC or any of its subsidiaries, other than in the ordinary course of business and as provided to Rational, or any material amendment or termination of, or default under, any material contract to which PAC or any of its subsidiaries is a party or by which it is bound which would result in a Material Adverse Effect on PAC or any of its subsidiaries; or (vi) any negotiation or agreement by PAC or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Rational and its representatives regarding the transactions contemplated by this Agreement). Since the PAC Balance Sheet Date, PAC has not
(i) adopted or amended any employee benefit or stock purchase or option plan other than the 1997 Stock Plan in the form provided to legal counsel for Rational, (ii) hired, or made an offer of employment to any new employee, (iii) paid or promised to pay any bonus or special remuneration to any employee or director, or (iv) increased or promised to increase the salaries or wage rates of its employees (except for such increases in salaries or wage rates of its employees in the ordinary course of business, consistent with past practice, and disclosed in writing to Rational).

        (f)  Absence of Undisclosed Liabilities.  Neither PAC nor any of its
             ----------------------------------
subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the audited consolidated balance sheet for the year ended December 31, 1996, which has been provided to Rational (the "PAC BALANCE SHEET"), (ii) those not required to be set forth in the PAC Balance Sheet under GAAP, which in the aggregate do not exceed $100,000, (iii) those incurred in the ordinary course of business since the PAC Balance Sheet Date and consistent with past practice, which in the aggregate do not exceed $100,000; and (iv) those incurred in connection with the execution of this Agreement.

        (g)  Litigation.  There is no private or governmental action, suit,
             ----------
proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of PAC or any of its subsidiaries, threatened against PAC or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such), or to which PAC or any of its subsidiaries or any of their respective officers or directors (in their capacities as such) is a party.
There is no judgment, decree or order against PAC or any of its subsidiaries, or, to the knowledge of PAC and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.

        (h)  Restrictions on Business Activities.  There is no agreement,
             -----------------------------------
judgment, injunction, order or decree binding upon PAC or any of its subsidiaries or any of their assets which has the effect of prohibiting or materially impairing any current or future business practice of PAC or any of its subsidiaries, any acquisition of property by PAC or any of its subsidiaries or the conduct of business by PAC or any of its subsidiaries as currently conducted by PAC or any of its subsidiaries or as proposed to be conducted following the Stock Purchase.

        (i)  Compliance; Governmental Authorization.
             --------------------------------------

             (i) Neither PAC nor any of its subsidiaries is in conflict with, or in default or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PAC or any of its subsidiaries is a party or by which PAC or any of its subsidiaries or its or any of their respective properties is bound or affected which conflict, default or violation would have a Material Adverse Effect on PAC or any of its subsidiaries. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of PAC or any of its subsidiaries, threatened against PAC or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

             (ii) PAC and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity which are related and material to the operations of the business of PAC and its subsidiaries taken as a whole (collectively called "PAC AUTHORIZATIONS"), and all of such PAC Authorizations are in full force and effect. PAC and its subsidiaries have at all times conducted their operations in compliance with all applicable laws, statutes, rules and regulations.

        (j)  Title to Property.  Each of PAC and its subsidiaries has good and
             -----------------
valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective material tangible properties and assets, real, personal and mixed, used in their respective businesses, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) for liens for taxes not yet due and payable, (ii) for such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, or (iii) as reflected on the PAC Balance Sheet. The plants, property and equipment of PAC and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair in all material respects. All properties used in the operations of PAC and its subsidiaries are reflected in the PAC Balance Sheet to the extent GAAP requires the same to be reflected. Identified in Exhibit C-1 are each material parcel of
                                        -----------
real property owned by PAC or any of its subsidiaries or leased by PAC or any of its subsidiaries, pursuant to which leases PAC either (i) is obligated to pay in excess of $500 per month in rent or (ii) cannot terminate such lease on 6 months notice or less.

        (k)  Intellectual Property.
             ---------------------

             (i)        Except as set forth on Exhibit C-1, PAC and its
                                               -----------
subsidiaries own the exclusive, enforceable rights to use, sell, license and dispose of, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are used or required in the business of PAC and its subsidiaries as currently conducted or as proposed to be conducted following the Stock Purchase. No Intellectual Property used or required in the business of PAC and its subsidiaries as currently conducted or as proposed to be conducted following the Stock Purchase is subject to any lien, pledge, encumbrance or other restriction, or is held by any third party pursuant to any escrow agreement or similar arrangement.

             (ii)       Identified in Exhibit C-1 are (A) all patents and patent
                                      -----------
applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, related to PAC's and its subsidiaries' businesses and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (B) all material licenses, sublicenses and other agreements to which PAC or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property (excluding object-code end-user licenses granted to end-users in the ordinary course of business), and (C) all material licenses, sublicenses and other agreements to which PAC or any of its subsidiaries is a party and pursuant to which PAC or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any product of PAC or any of its subsidiaries.


             (iii) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of PAC or any of its subsidiaries, any trade secret material to PAC or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through PAC or any of its subsidiaries, by any third party, including any employee or former employee of PAC or any of its subsidiaries. Neither PAC nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business.

             (iv) Neither PAC nor any of its subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of the obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

             (v) All patents and registered trademarks, service marks and copyrights held by PAC or any of its subsidiaries are valid and subsisting. Neither PAC nor any of its subsidiaries (A) is a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (B) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party, including without limitation any current or former employee or consultant of PAC or any of its subsidiaries or (C) has knowledge of any basis for any suit, action or proceeding described in (A) or (B) or has received any communication from any person relating to any possible basis for any suit, action or proceeding described in (A) or (B). The manufacture, marketing, licensing or sale of products of PAC or any of its subsidiaries does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

             (vi) PAC and each of its subsidiaries believe it has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("CONFIDENTIAL INFORMATION"). All use (known to PAC or any of its subsidiaries) or disclosure of Confidential Information owned by PAC or its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between PAC or its subsidiaries and such third party. All use or disclosure of Confidential Information not owned by PAC or its subsidiaries has been pursuant to the terms of a written agreement between PAC or its subsidiary and the owner of such Confidential Information, or is otherwise lawful.

        (l)  Environmental Matters.  PAC and each of its subsidiaries (i) have
             ---------------------
obtained all applicable permits, licenses and other authorizations that are required under Federal, state, local or foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by PAC or its subsidiaries (or their respective agents); (ii) are in compliance with all material terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of and have not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from PAC's or any of its subsidiaries (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous or toxic material or waste; (iv) has not disposed of any pollutants, contaminants or hazardous or toxic materials or wastes into the soil or groundwater at any properties owned or leased by PAC or any of its subsidiaries, either now or in the past, or at any other property that would result in any assessment or remedial action; and (v) have taken all actions necessary under applicable requirements of Federal, state, local or foreign laws, rules or regulations to register any products or materials required to be registered by PAC or its subsidiaries (or any of their respective agents) thereunder.

        (m)  Taxes.  PAC and each of its subsidiaries, and any consolidated,
             -----
combined, unitary or aggregate group for Tax purposes of which PAC or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due (or PAC has paid on its behalf) and have provided adequate accruals in accordance with GAAP in its financial statements for any unpaid Taxes that are imposed on PAC or its subsidiaries. The PAC Financial Statements delivered to Rational reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by PAC and its subsidiaries through the date of such financial statements. Except as disclosed in Exhibit C-1, (i) no claim for Taxes has become a lien against the property of
   -----------
PAC or any of its subsidiaries or is being asserted against PAC or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of PAC or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by PAC or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which PAC or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or 404 of the Internal Revenue Code of 1986, as amended (the "CODE"). PAC has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Stock Purchase. Neither PAC nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does PAC or any of its subsidiaries owe any amount under any such agreement.
For purposes of this Agreement, the following terms have the following meanings:
"TAX" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
 .(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form
(including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. To the knowledge of PAC, neither PAC nor any of its subsidiaries is a party to any Tax-exemption or other Tax-sparing agreement or order of any foreign government.

        (n)  Employee Benefit Plans.
             ----------------------

             (i)        Identified in Exhibit C-1, with respect to PAC, any
                                      -----------
subsidiary of PAC and any trade or business (whether or not incorporated) which is treated as a single employer with PAC (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code, are (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) whether or not such plans are subject to ERISA, (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock or stock appreciation right, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management or overseas employees of PAC and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied or potential obligations of

PAC of greater than $100,000 exist for the benefit of, or relating to, any present or former employee, consultant or director of PAC (together, the "PAC EMPLOYEE PLANS").

             (ii) PAC has furnished to Rational a copy of each of the PAC Employee Plans and related plan documents (including trust documents, insurance policies or contracts) and has, with respect to each PAC Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any PAC Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation (or relies on such favorable determination letter issued by the Internal Revenue Service with respect to a prototype plan adopted by PAC), or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. PAC has also furnished Rational with the most recent Internal Revenue Service determination letter issued or relied upon with respect to each such PAC Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any PAC Employee Plan subject to Code Section 401(a).

             (iii) (A) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), none of the PAC Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (B) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any PAC Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on PAC; (C) each PAC Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and PAC and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the PAC Employee Plans; (D) neither PAC nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the PAC Employee Plans and which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on PAC; (E) all material contributions required to be made by PAC or any subsidiary or ERISA Affiliate to any PAC Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each PAC Employee Plan for the current plan years; (F) with respect to each PAC Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (G) no PAC Employee Plan is covered by, and neither PAC nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each PAC Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, PAC has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and PAC has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such PAC Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or is threatened, against or with respect to any such PAC Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither PAC nor any PAC subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in
Section 3(37) of ERISA.

             (iv) With respect to each PAC Employee Plan, PAC has complied with the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder.

             (v) The consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or other service provider of PAC, any PAC subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

             (vi) There has been no amendment to, written interpretation or announcement (whether or not written) by PAC, any PAC subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any PAC Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in PAC's financial statements.

        (o)  Certain Agreements Affected by the Stock Purchase.  The execution
             -------------------------------------------------
and delivery of this Agreement and the consummation of the transaction contemplated hereby will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of PAC or any of its subsidiaries, except as expressly provided in this Agreement, (ii) materially increase any benefits otherwise payable by PAC or any of its subsidiaries or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

        (p) Employee Matters. PAC and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending claims against PAC or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither PAC nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or threatened between PAC or any of its subsidiaries and any of their respective employees. Neither PAC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor are there any activities or proceedings of any labor union to organize any such employees. Each current and former employee or consultant of PAC or any of its subsidiaries is identified on Exhibit C-1, and has executed and delivered an Employee
                 -----------
Agreement Concerning Inventions, Confidentiality and Noncompetition (Old Form) or Employee Agreement Concerning Inventions, Confidentiality and Noncompetition (New Form) as indicated in Exhibit C-1 opposite such person's name, in the form
                           -----------
provided to legal counsel for Rational. Any modifications, alterations, exhibits or attachments to such forms have also been provided to legal counsel for Rational. To the knowledge of PAC and its subsidiaries, none of the employees or consultants of PAC or any of its subsidiaries is obligated under any contract or other agreement, or subject to any judgment, decree or order of any governmental authority that would interfere with the business of PAC and its subsidiaries, as currently conducted or as proposed to be conducted after the Stock Purchase. To the knowledge of PAC and its subsidiaries, no current or former employee or consultant of PAC or any of its subsidiaries has violated any term of any employment or consulting contract or other agreement relating to such person's employment or consulting relationship with any other person as such may relate to such person's employment or consulting relationship with PAC or any of its subsidiaries.

        (q)  Interested Party Transactions.  No employee, officer, or director
             -----------------------------
of PAC or any of its subsidiaries, or any member of such person's immediate family, is indebted to PAC, nor is PAC indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of PAC and its subsidiaries, none of such persons has any direct or indirect ownership interest in any firm or corporation with which PAC or any of its subsidiaries has a business relationship, or any firm or corporation that competes with PAC or any of its subsidiaries, except that employees, officers, or directors of PAC and its subsidiaries and members of their immediate families may own less than 1% of the outstanding stock in a publicly traded company that may compete with PAC or any of its subsidiaries. No employee, officer or director of PAC or any of its subsidiaries or any member of such person's immediate family is a party to or directly or indirectly interested in any contract with PAC or any of its subsidiaries. Without limiting the foregoing, PAC has no past or present relationship, contractual or otherwise, with Mitsume Corporation, a North Carolina corporation wholly owned by Paul C. Chou.

        (r)  Insurance.  PAC and each of its subsidiaries have policies of
             ---------
insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of PAC and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and PAC and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. PAC has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        (s)  Compliance With Laws.  Each of PAC and its subsidiaries has
             --------------------
complied with, is not in violation of, and has not received any notices of violation with respect to, any Federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

        (t)  Brokers' and Finders' Fees.  Except as set forth in Exhibit C-1,
             --------------------------                          -----------
PAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        (u)  Board Approval.  The Board of Directors of PAC has, prior to the
             --------------
date hereof, unanimously (i) approved this Agreement and the Stock Purchase and
(ii) determined that the Stock Purchase is in the best interests of the stockholders of PAC and is on terms that are fair to such stockholders.

        (v)  Minute Books.  The minute books of PAC and its subsidiaries made
             ------------
available to legal counsel for Rational contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of PAC and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

        (w)  Material Contracts.  Exhibit C-1 lists, and PAC has provided to
             ------------------   -----------
legal counsel for Rational, a copy of each written contract, agreement or other commitment, and a record of each oral contract, agreement or other commitment, absolute or contingent, to which it is a party, excluding contracts with customers entered into in the ordinary course of business, which: (i) individually or, with respect to a series of related contracts, agreements or commitments, in the aggregate involves or is reasonably expected to involve more than $50,000; (ii) relates to the Intellectual Property of PAC or any of its subsidiaries or intellectual property rights of any other person; or (iii) relates to the limitation of PAC's or any of its subsidiaries' freedom to compete in any line of business in any geographic area. All of such contracts, agreements and commitments are valid and in full force and effect and neither PAC nor any of its subsidiaries has breached any provision of, nor is PAC or any of its subsidiaries in default in any respect under the terms of, any such contract, agreement or commitment. Neither PAC nor any of its subsidiaries has received any notice, or has any knowledge or reason to believe, that the other parties to such contracts will not fulfill their obligations under such contracts in all material respects.

        (x)  Representations Complete.  None of the representations or
             ------------------------
warranties made by PAC herein or in any Schedule hereto, including Exhibit C-1
                                                                   -----------
hereto, or certificate furnished by PAC pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

   3.2  Representations and Warranties of the Stockholders.
        --------------------------------------------------

        (a)  All Stockholders.  Except as set forth on Exhibit C-2 hereto, each
             ----------------                          -----------
Stockholder hereby severally represents to Rational that (i) such Stockholder is the beneficial and legal owner of the PAC Securities set forth opposite such Stockholder's name in the Stockholder Schedule, free and clear of all liens, encumbrances and restrictions other than restrictions on transfer imposed under applicable securities laws, (ii) such PAC Securities may be sold, transferred, assigned and conveyed by such Stockholder to Rational as called for in this Agreement without such sale, transfer, assignment and conveyance constituting a breach or default by Stockholder of any provisions of any agreement or covenant by which such Stockholder is bound and (iii) such Stockholder has all requisite legal power and authority, and has taken any and all steps necessary, to sell such PAC Securities to Rational as called for in this Agreement. Furthermore, each Stockholder hereby severally represents to Rational that the PAC Securities identified opposite such Stockholder's name in the Stockholder Schedule are all of the shares of capital stock of PAC owned of record or beneficially by such Stockholder. EACH STOCKHOLDER HEREBY SEVERALLY REPRESENTS AND WARRANTS THAT SUCH STOCKHOLDER IS NOT RELYING ON RATIONAL, PAC, OR LEGAL OR FINANCIAL ADVISORS TO RATIONAL OR PAC FOR ADVICE ON THE TAX CONSEQUENCES OR FINANCIAL TERMS OF THE STOCK PURCHASE, THE FORGIVENESS OF PROMISSORY NOTES PROVIDED FOR IN SECTION 5.3 HEREOF, THE ASSUMPTION OF ANY STOCK OPTION, THE PAYMENT OF ANY BONUS, ANY EMPLOYMENT, CONSULTING OR NON-COMPETE ARRANGEMENT OR ANY OTHER ASPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT SUCH STOCKHOLDER HAS BEEN ADVISED BY RATIONAL AND PAC TO SEEK INDEPENDENT LEGAL AND FINANCIAL ADVICE BEFORE ENTERING INTO THIS AGREEMENT AND CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY.

        (b)  Paul C. Chou.
             ------------

             (i) Mr. Chou represents and warrants (i) that he is the sole "ultimate parent entity" of PAC pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR ACT AND RULES"); and (ii) that his most recent regularly prepared balance sheet prepared prior to the Closing shows that he has less than $10 million total assets (including those held by his spouse and minor children) as defined under the HSR Act and Rules, and therefore (iii) that he is and will continue to be until after consummation of this transaction less than a $10 million "person" under the HSR Act and Rules.

             (ii) In June 1987, Mr. Chou formed a Delaware corporation named "Performance Awareness Corporation" ("PAC DELAWARE") by filing a certificate of incorporation with the Delaware Secretary of State. No further action was taken with respect to the organization of PAC Delaware, including without limitation any action by the incorporator, organizational meeting, or resolutions by written consent in lieu of an organizational meeting. In 1989, the corporate existence of PAC Delaware was voided by the Delaware Secretary of State. No capital stock of PAC Delaware was ever issued, nor were there or are there any outstanding subscriptions, options or other rights to acquire the capital stock of PAC Delaware. PAC Delaware neither owned nor leased any tangible or intangible property and neither had nor has any liabilities of any kind or amount. PAC Delaware has never entered into any contracts or agreements. Mr. Chou hereby covenants the he will not revive or attempt to revive the corporate existence of PAC Delaware under any name or for any reason without the express written consent of Rational. Mr. Chou hereby assigns to PAC any right or interest which he may have in or with respect to PAC Delaware.

        (c)  NationsBanc Capital Corporation.  NationsBanc Capital Corporation
             -------------------------------
("NBCC") represents and warrants to Rational that (i) the performance of the obligations of NBCC under this Agreement does not violate, is not limited by, and gives rise to no obligation on the part of any other Party under, the Small Business Investment Company Act of 1958, as amended, and the rules and regulations thereunder (the "SBA LAWS") and (ii) from and after the Closing (including the payment of the amounts due to NBCC pursuant to this Agreement), neither Rational nor PAC shall be subject to any regulatory, reporting or other requirement under the SBA Laws by reason of NBCC's prior investment in PAC.

   3.3  Representations and Warranties of Rational.  Rational represents and
        ------------------------------------------
warrants to PAC and each Stockholder that the representations and warranties set forth in this Section 3.3 are true and correct as of the date of this Agreement.

        (a)  Organization of Rational.  Rational is a corporation duly
             ------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

        (b)  Authorization.  Rational has all requisite legal and corporate
             -------------
right, power and authority to execute and deliver this Agreement and to carry out its obligations as set forth in this Agreement. All corporate action on the part of Rational, its directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of Rational's obligations as set forth in this Agreement has been taken. This Agreement constitutes a legal, valid and binding obligation of Rational, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy and insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief or other equitable remedies.

        (c)  Governmental Consent, etc.  No consent, approval, order or
             -------------------------
authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Rational in connection with the execution and delivery of this Agreement or the consummation by Rational of the transactions contemplated hereby, except the filing of a Form 10b-17, a Form S-8 and Form 8-K.

        (d)  Litigation.  There is no judgment, decree or order against Rational
             ----------
or, to the knowledge of Rational, any of its respective directors or officers (in their capacities as such) that would prevent, enjoin or materially alter or materially delay any of the transactions contemplated by this Agreement.

        (e)  Compliance.  The execution and delivery of this Agreement by
             ----------
Rational does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Rational or any of its subsidiaries, as amended, or (ii) with or without notice or lapse of time, or both, result in any breach of or constitute a default under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rational or any of its subsidiaries or any of their properties or assets.

                                   SECTION 4

                             CONDITIONS TO CLOSING

   4.1  Conditions to Each Party's Obligation to Effect the Stock Purchase.  The
        ------------------------------------------------------------------
respective obligation of each Party to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by such Party:

        (a)  Government Approvals.  All material authorizations, consents,
             --------------------
orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement, including without limitation such requirements under applicable state and Federal securities laws, shall have been filed, occurred or been obtained.

        (b)  Legal Action.  No temporary restraining order, preliminary or
             ------------
permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Stock Purchase shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending. In the event an Injunction shall have been issued, each Party agrees to use its reasonable diligent efforts to have the Injunction lifted.

        (c)  Statutes.  No statute, rule or regulation shall have been enacted
             --------
by any Governmental Entity which would make the consummation of the Stock Purchase illegal.

        (d)  Escrow Agreement.  The Escrow Agreement shall have been executed
             ----------------
and delivered by Rational, the Stockholders named in Section 2.1(b) hereof, and the escrow agent named therein.

        (e)  Chou Consulting Agreement.  Unless waived by Rational and Mr. Chou,
             -------------------------
Rational and Mr. Chou shall have executed and delivered the Consulting Agreement in substantially the form set forth in Exhibit F, providing for cash
                                       ---------
compensation to Mr. Chou of $170,000 and certain other benefits.

        (f)  Employment Agreements.  Unless waived by Rational and the employee,
             ---------------------
Rational and each of the employees of PAC or its subsidiaries named below shall have executed and delivered an Employment and Non-Competition Agreement in substantially the form set forth in Exhibit G, providing for base annual
                                    ---------
compensation and bonus to such employee in the amount set forth opposite such person's name below, and certain other benefits (including, in the case of Jeffrey J. Schuster, eligibility to participate in a bonus program for up to an additional 20% of his base annual compensation).

                                 Base Annual
                                 Compensation    Bonus
                                 ------------   -------
        Kent D. Siefkes           $130,000      $75,000
        Jeffrey J. Schuster       $115,000      $75,000
        Scott J. Didier           $ 95,000      $     0


   4.2  Conditions to Obligations of Rational.  The obligation of Rational to
        -------------------------------------
effect the Stock Purchase is subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by
Rational:

        (a)  Representations and Warranties.  The representations and warranties
             ------------------------------
of PAC and the Stockholders set forth in this Agreement shall be true and correct in all material respects as if given as of the Closing, and Rational shall have received a certificate signed by the President and by the Secretary of PAC and by each Stockholder to such effect.

        (b)  Performance of Obligations of PAC.  PAC shall have performed in all
             ---------------------------------
material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing, and Rational shall have received a certificate signed by the President and by the Secretary of PAC to such effect.

        (c)  Performance of Obligations of the Stockholders.  Each Stockholder
             ----------------------------------------------
shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing, and Rational shall have received a certificate signed by each Stockholder to such effect.

        (d)  Third-Party Approvals.  Any and all consents required from third
             ---------------------
parties under any material contract, indenture, mortgage, lien, lease, agreement, instrument, license, certificate, franchise, permit, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation binding upon or applicable to PAC or any of its material assets shall have been obtained.

        (e)  Legal Opinions.  PAC shall have caused to be delivered to Rational
             --------------
an opinion of Wyrick, Robbins, Yates & Ponton, L.L.P., counsel to PAC, in substantially the form set forth in Exhibit D.
                                    ---------

        (f)  Non-Competition and Non-Hire Agreements.  Each of the persons named
             ---------------------------------------
below shall have entered into Non-Competition and Non-Hire Agreements with Rational in substantially the form set forth in Exhibit E:
                                                ---------

     Nariie Omori
     Jack Keegan
     Robert Bicksler


        (g)  No Material Adverse Change in PAC's Business.  Since the PAC
             --------------------------------------------
Balance Sheet Date, there shall not have occurred any event (whether or not covered by insurance) that has resulted or might reasonably be expected to result in a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of PAC or its subsidiaries, taken as a whole.

        (h)  All Agreements Obtained; Delivery of Certificates.  All of the
             -------------------------------------------------
Stockholders shall have entered into their respective several Stock Purchase Agreements with Rational and PAC, and all certificates representing PAC Securities shall have been duly endorsed and delivered to Rational.

        (i)  FIRPTA Certificate.  PAC shall have delivered to Rational a
             ------------------
certificate complying with the requirements of Treasury Regs. (S)1.897-2(h) and signed by the president of PAC to the effect that the PAC Securities do not constitute a "U.S. Real Property Interest" as defined in Section 897 of the Internal Revenue Code.

        (j)  Legal Authority.  All corporate or other legal authority for PAC
             ---------------
and each Stockholder, to the extent such authority is required, shall have been obtained.


                                    -xviii-

        (k)  PAC Board.  Rational shall have received the written resignations
             ---------
of Mr. Chou and Mr. Robert Korman from the Board of Directors of PAC. PAC represents and warrants that Messrs. Chou and Korman are the only members of the Board of Directors of PAC. Rational shall have received the written resignations of Robert C. Bicksler and Frank Malone from the Board of Directors of PAC U.K. PAC represents and warrants that Messrs. Bicksler and Malone are the only members of the Board of Directors of PAC U.K. Rational shall have received the written resignations of Mr. Chou, Alice Chou and Nariie Omori from the Board of Directors of PAC Japan. PAC represents and warrants that Mr. Chou, Alice Chou and Nariie Omori are the only members of the Board of Directors of PAC Japan.

   4.3  Conditions to Obligations of PAC.  The obligation of PAC to effect the
        --------------------------------
Stock Purchase is subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by PAC:

        (a)  Representations and Warranties.  The representations and warranties
             ------------------------------
of Rational set forth in this Agreement shall be true and correct in all material respects as if given as of the Closing, and PAC shall have received a certificate signed by the President and by the Secretary of Rational to such effect.

        (b)  Performance of Obligations of Rational.  Rational shall have
             --------------------------------------
performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing, except such covenants that are expressly intended to be performed after the Closing, and PAC shall have received a certificate signed by the President and by the Secretary of Rational to such effect.

        (c)  Assumption of Employment Agreement.  Rational shall have assumed
             ----------------------------------
PAC's rights and obligations under that certain Employment Agreement by and between PAC and Mr. Robert Bicksler dated May 13, 1996, a true, complete and correct copy of which is attached hereto as Exhibit I.
                                            ---------

   4.4  Condition to Obligations of Stockholders.  The obligation of each
        ----------------------------------------
Stockholder to effect the Stock Purchase with respect to such person's PAC Securities is subject to the delivery by Rational of the cash consideration for the PAC Securities each such Stockholder endorsed and delivered to Rational.

                                   SECTION 5

                                   COVENANTS

   5.1  Covenants of Rational, PAC and the Stockholders.  Each of Rational, PAC
        -----------------------------------------------
and the Stockholders hereby covenants as set forth below (except as expressly contemplated by this Agreement or to the extent that the other shall otherwise consent in writing). The covenants set forth below shall apply to a Stockholder (in its capacity as such) only to the extent of such Stockholder's own obligations to effect the transactions under this Agreement and shall not be construed to obligate a Stockholder (in its capacity as such) to take any action with respect to another Party's obligations to effect the transactions under this Agreement.

        (a)  Third Party Consents.  Each Party covenants and agrees that it
             --------------------
shall use its reasonable diligent efforts to obtain as promptly as practicable all necessary consents, assignments and approvals of third parties and governmental entities in connection with the transactions contemplated by this Agreement.

        (b)  Best Efforts and Further Assurances.  Each Party shall use its best
             -----------------------------------
efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions of the Closing under this Agreement consistent with their respective obligations hereunder. Each Party hereto, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby consistent with their respective obligations hereunder.

        (c)  Public Disclosure.  Unless otherwise permitted by this Agreement,
             -----------------
the Parties shall consult with each other before issuing any press release or otherwise making any public statement (whether or not in response to an inquiry) regarding the existence or terms of this Agreement and transactions contemplated hereby, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of the Board of Directors of either Party.

   5.2  Additional Covenants of PAC.  PAC covenants as follows:
        ---------------------------

        (a)  Stockholders' Equity.  The Stockholders' Equity of PAC shall not be
             --------------------
less than $1.1 million as of March 31, 1997. For purposes of this Section 5.2(a), "Stockholders' Equity" shall be calculated in accordance with GAAP, except (i) expenses incurred in connection with the transactions contemplated by this Agreement (but not in excess of the amount set forth in Section 8.1), the forgiveness of promissory notes under Section 5.3(e), the bonuses to be paid pursuant to Section 5.3(f) and under the employment agreement assumed by Rational under Section 4.3(c), the severance costs associated with redundancies in connection with the Stock Purchase, and the dividend amount referred to in
Section 5.3(h) shall not reduce "Stockholders Equity" and (ii) the amount of backlog which is shippable as of March 31, 1997 shall be included in "Stockholders' Equity."

        (b)  Confidential Information and Inventions Agreements.   PAC will use
             --------------------------------------------------
its best efforts to cause each employee of PAC to enter into a Confidential Information and Inventions Agreement with Rational in the form attached hereto as Exhibit H.
   ---------

   5.2  Additional Covenants of Rational.  Rational hereby covenants as follows:
        --------------------------------

        (a)  PAC Employee Benefits.  As soon as practicable following the
             ---------------------
Closing Date, Rational shall offer the employees of PAC a package of employee benefits substantially similar to the benefits currently offered to employees of Rational. A summary of Rational's current employee benefit package is set forth on Exhibit J.
   ---------

        (b)  Severance.  Rational agrees that if a person employed by PAC at the
             ---------
time of the Closing, other than Mr. Chou, Robert C. Bicksler, Kent Siefkes, Jeffrey Schuster or Scott Didier, (a "PAC EMPLOYEE") is terminated other than for cause within 180 days after the Closing date, such PAC Employee will be entitled to (i) written notice of severance (a "SEVERANCE NOTICE"), (ii) a reasonable period, as determined solely by Rational, of transition between the Severance Notice and the termination of employment (the "TRANSITION PERIOD"), and (iii) 90 days severance pay after the end of the Transition Period; (except in the cases of Jack Keegan and Tim Creech, who shall receive 180 days severance pay rather than 90 days severance pay) provided, however, that in lieu of any
                                       --------  -------
Transition Period Rational may, in its sole discretion, substitute a cash payment equal to the salary that would have been due to the terminated PAC Employee for services rendered during the Transition Period. For the purposes of this Section 5.3(b), it is understood that:

             (1)  "Cause" means a PAC Employee's termination upon:

                  (i) The substantial and continuing failure to render services to Rational in accordance with the PAC Employee's assigned duties or a substantial failure to perform such PAC Employee's duties in a manner reasonably satisfactory to Rational, if such failure to render services to Rational or to perform such services in a reasonably satisfactory manner remains uncured for a period of 15 days following delivery of notice to such PAC Employee of such failure, excluding the required or constructive relocation from the Raleigh, North Carolina area;

                  (ii) The conviction of a felony, either in connection with the performance of the PAC Employee's obligations to Rational or which shall adversely affect the PAC Employee's ability to perform such obligations;

                  (iii) Gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of any confidentiality, non-competition or development agreement or any other agreement in favor of Rational;

                  (iv) The commission of an act of fraud or embezzlement which results in loss, damage or injury to Rational, whether directly or indirectly; or

                  (v) The commission of an act which constitutes unfair competition with Rational or which induces any customer of Rational to break a contract with Rational; and

          (2) The PAC Employees are expressly intended by Rational, PAC and the Stockholders to be third-party beneficiaries of this Section 5.3(b).

        (c)  Assumption of Options.  At the Closing, each outstanding option to
             ---------------------
purchase shares of PAC under the PAC 1997 Stock Plan, whether vested or unvested, will be assumed by Rational. Schedule 5.3(c) hereto sets forth a true
                                        ---------------
and complete list as of the date hereof of all holders of outstanding options under the PAC 1997 Stock Option Plan, including the number of shares of PAC Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. Each such option so assumed by Rational under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the PAC 1997 Stock Plan and the documents governing the outstanding options under that plan, immediately prior to the Closing, except that (i) such option will be exercisable for that number of whole shares of Rational Common Stock equal to the product of the number of shares of PAC Common Stock that were issuable upon exercise of such option immediately prior to the Closing multiplied by a fraction, the numerator of which shall be $4.99 and the denominator of which shall be the average closing price of Rational Common Stock traded on the Nasdaq National Market as reported in the Wall Street Journal or similar reliable source for the ten (10) trading days prior to the Closing (such fraction is the "DEEMED EXCHANGE RATIO") and rounded down to the nearest whole number of shares of Rational Common Stock, and
(ii) the per share exercise price for the shares of PAC Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of PAC Common Stock at which such option was exercisable immediately prior to the Closing by Deemed Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the PAC 1997 Stock Option Plan and the documents governing the outstanding options under that Plan the Stock Purchase will not terminate any of the outstanding options under such plan or accelerate the exercisability or vesting of such options. It is the intention of the parties that the options so assumed by Rational qualify following the Closing as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options as of the Closing.

        (d)  Form S-8.  Rational agrees to file, no later than twenty (20)
             --------
business days after the Closing Date, a registration statement on Form S-8 covering the shares of Rational Common Stock issuable pursuant to outstanding options under the PAC 1997 Stock Plan assumed by Rational.

        (e)  Forgiveness of Promissory Notes.  Immediately following the
             -------------------------------
Closing, Rational shall cause PAC to cancel and forgive all principal and interest due under the promissory notes held by the PAC from the following persons in the principal amounts indicated opposite their respective names:


                         Principal Amount
                         ----------------
Robert C. Bicksler          $  135,870.00

Scott J. Didier             $   67,935.00

Jack Keegan                 $   45,290.00

Nariie Omori                $   45,290.00

Jeffrey J. Schuster         $  135,870.00

Kent D. Siefkes             $  181,160.00
                            -------------
TOTAL                       $  611,415.00


        (f) Payment of Bonuses. Immediately following the Closing, Rational shall cause PAC to pay bonuses to the individuals named on Schedule 5.3(f) in
                                                           ---------------
the amounts set forth opposite their respective names (subject to applicable withholdings).

        (g)  Personal Guarantees.  As soon as reasonably practicable following
             -------------------
the Closing Date, Rational shall exercise its commercially reasonable efforts to have Mr. Chou removed as a guarantor, endorser or co-signer to all leases and obligations to commercial lenders or lessors entered into or undertaken by, PAC in the ordinary course of business. In any event, Rational shall indemnify and hold harmless Mr. Chou from any and all such personal guarantees, endorsements and/or co-signings after the Closing, except to the extent that any such lease or guarantee gives rise to a right of indemnification under Section 6 hereof.

        (h)  Series A Dividend.  At the Closing, PAC shall pay to NBCC
             -----------------
$163,561.64, which NBCC acknowledges is in full satisfaction of all accrued dividends on the PAC Series A Preferred Stock held by NBCC.

                                   SECTION 6

                                INDEMNIFICATION

   6.1  Survival of Representations, Warranties and Covenants.   The
        -----------------------------------------------------
representations, warranties and covenants of PAC shall survive the Closing until the second anniversary thereof; provided, however, that the representations and
                                --------  -------
warranties in Sections 3.1(a) (Organization; Standing and Power), 3.1(b) (Capital Structure), 3.1(c) (Authority), 3.1(h) (Restrictions on Business Activities), 3.1(k) (Intellectual Property) and 3.1(m) (Taxes) shall survive the Closing until the period set forth in the applicable statute of limitations has expired. The covenants of the Stockholders shall survive the Closing until the second anniversary thereof, and the representations and warranties in Section
3.2 (Representations and Warranties of the Stockholders) shall survive the Closing until the period set forth in the applicable statute of limitations has expired.

   6.2  Stockholder Indemnity.
        ---------------------

        (a)  Indemnity for Stockholder Representations, Warranties and
             ---------------------------------------------------------
Covenants.  Each Stockholder shall severally indemnify, defend and hold harmless
---------
Rational, its subsidiaries and their respective officers, directors, employees and agents (collectively, the "INDEMNIFIED PERSONS") against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation reasonable attorneys', accountants' and expert witness' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Indemnified Persons and arising out of or relating to any breach by such Stockholder of any representation, warranty or covenant made by such Stockholder in this Agreement or any document delivered pursuant hereto.

        (b)  Indemnity for PAC Representations, Warranties and Covenants. Except
             -----------------------------------------------------------
for NBCC, Shirley L. Chu, Gabe Sellers and James M. Yates, Jr., each of the Stockholders (the "NON-EXCEPTED STOCKHOLDERS") shall, on a pro rata basis as described below, defend and hold harmless the Indemnified Persons against all Losses incurred by the Indemnified Persons and arising out of or relating to any breach of any representation, warranty or covenant made by PAC in this Agreement or any document delivered pursuant hereto.

   6.3  Notification and Defense of Claims.
        ----------------------------------

        (a)  Notification.  The Indemnified Persons will give written notice to
             ------------
the appropriate Stockholders, or the Non-Excepted Stockholders if indemnification is sought solely under Section 6.2(b), (the "INDEMNIFYING STOCKHOLDERS") of any claim for Losses for which the Indemnified Persons claim a right of indemnification under Section 6.2 (an "INDEMNIFICATION NOTICE"); provided, however, that if the Indemnified Persons have received from any third
--------  -------
party actual notice of any actual or threatened demand, claim, action, suit, proceeding or investigation by such third party (a "THIRD PARTY CLAIM"), then the Indemnified Persons shall provide the Indemnification Notice to the Indemnifying Stockholders within ten (10) days of receiving such actual notice; and provided, further, that no failure to so notify the Indemnifying
    --------  -------
Stockholders of a Third Party Claim will relieve the Indemnifying Stockholders of any obligation to indemnify the Indemnified Persons unless and except to the extent that such failure to so notify prejudices the position of the Stockholders in responding to such Third Party Claim. The Indemnification Notice shall include:

             (i) A summary description of the facts giving rise to any indemnification provided for in Section 6.2 (with such material detail and documents related thereto as are then reasonably available to the Indemnified Persons), and will specify the estimated amount of the Loss for which indemnification is claimed, to the extent known to the Indemnified Persons; and

             (ii) If the facts giving rise to any indemnification provided for in Section 6.2 involve a Third Party Claim, then the Indemnified Persons shall indicate whether they have elected (1) to tender to the Indemnifying Stockholders the defense of such Third Party Claim through counsel of the Indemnifying Stockholders' own choosing, subject to the terms of Section 6.3(d) or 6.3(e), as the case may be, or (2) to assume the defense of any such Third Party Claim through counsel of the Indemnified Persons' own choosing.

        (b)  Response.  The Indemnifying Stockholders will have twenty (20) days
             --------
following delivery of the Indemnification Notice to make such investigation of the claim as they deem necessary or desirable. On or prior to the expiration of such 20-day period, the Indemnifying Stockholders will, by written notice to the Indemnified Persons (a "RESPONSE NOTICE"):

             (i) Either (1) admit liability in whole, (2) admit that the claim is so covered by Section 6.2 but dispute the amount of the claim, or (3) dispute that any amount of the claim is so covered; and



                                    -xxiii-

             (ii) If the defense of a Third Party Claim has been tendered to the Indemnifying Stockholders pursuant to Section 6.3(a)(ii), indicate whether the Indemnifying Stockholders will assume or decline the tendered defense.

The failure of the Indemnifying Stockholders to deliver to the Indemnified Persons a timely Response Notice in accordance with this Section 6.3(b) will be deemed an admission of liability for the entire Loss as set forth in the Indemnification Notice and a decline to assume the tendered defense of a Third Party Claim, if such defense has been tendered.

        (c)  Indemnity Disputes.  If the Indemnifying Stockholders deliver to
             ------------------
the Indemnified Persons a timely Response Notice pursuant to Section 6.3(b) disputing the amount of the claim or disputing that the claim is covered by
Section 6.2, or if any other dispute arises with respect to this Section 6, then the Indemnifying Stockholders and the Indemnified Persons will use their best efforts to resolve such dispute. In the event the Indemnifying Stockholders and the Indemnified Persons resolve the dispute, they will both execute a memorandum setting forth such resolution and, if applicable, the amount of any Loss payable to the Indemnified Persons. In the event the Indemnifying Stockholders and the Indemnified Persons are unable to resolve such dispute within thirty (30) days from the Indemnified Persons' receipt of the Response Notice pursuant to Section 6.3(b), the Indemnifying Stockholders and the Indemnified Persons will settle such dispute as set forth in Section 7.3.

        (d)  Defense by Indemnifying Stockholders.  If the defense of a Third
             ------------------------------------
Party Claim is tendered by the Indemnified Persons to the Indemnifying Stockholders pursuant to Section 6.3(a)(ii) and is subsequently assumed by the Indemnifying Stockholders, the Indemnified Persons will be entitled, at their own expense, to participate in such settlement or defense through counsel chosen by the Indemnified Persons. If the Indemnifying Stockholders assume the defense of the Third Party Claim, they will take all steps reasonably necessary in the defense or settlement of the Third Party Claim and will hold the Indemnified Persons harmless from and against all Losses (other than the Indemnified Persons' expenses of participation in such defense or settlement) caused by or arising out of any settlement thereof or any judgment in connection therewith. The Indemnifying Stockholders may not, in the defense of any Third Party Claim the defense of which the Indemnifying Stockholders have assumed, except with the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Persons by the third party of a full and final release from all liability in respect of such Third Party Claim, (ii) which will limit, restrict or otherwise affect the right of the Indemnified Persons to carry on or conduct business (then or in the future), or require any payment to be made by the Indemnified Persons or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which the Indemnified Persons carry on or conduct business (then or in the future) or
(iii) under which the amount of settlement or judgment against the Indemnified Persons exceeds the amount of indemnification for such Third Party Claim then available to the Indemnified Persons from the Indemnifying Stockholders.

        (e)  Defense by Indemnified Persons.  If the Indemnifying Stockholders
             ------------------------------
do not assume the defense of a Third Party Claim within the 20-day period required by Section 6.3(b), or if the Indemnified Persons assume the defense of any such Third Party Claim pursuant to Section 6.3(a)(ii)(2), then the Indemnified Persons may defend such Third Party Claim in such manner as they may deem appropriate, in which case legal expenses of the Indemnified Persons' counsel and all other expenses incurred in such defense will be promptly paid by the Indemnifying Stockholders as receipts, invoices or other reasonable evidence of such expenses are presented to the Indemnifying Stockholders. In such case, the Indemnified Persons may settle such Third Party Claim on such terms as the Indemnified Persons reasonably deem appropriate, and the Indemnifying Stockholders will promptly pay the Indemnified Persons for the Losses incurred as a result of such settlement for which the Indemnified

Persons are entitled to be indemnified. If no such settlement of such Third Party Claim is made, the Indemnifying Stockholders will promptly pay the Indemnified Persons for the Losses arising out of any judgment rendered with respect to such Third Party Claim; provided, however, that if such judgment is
                                   --------  -------
appealable and the Indemnified Persons notify the Indemnifying Stockholders of their intention not to appeal, the Indemnifying Stockholders may prosecute such appeal, at their sole cost and expense and subject to the terms set forth in this Section 6. Notwithstanding anything in this Section 6 to the contrary, (i) the Indemnifying Stockholders shall not be responsible for the fees, costs or expenses of the Indemnified Persons in excess of such fees, costs or expenses which are reasonable in light of the claim for which indemnification is sought and (ii) if the Indemnified Persons elect to assume the defense of any Third Party Claim without first tendering the defense of such Third Party Claim to the Indemnifying Stockholders under Section 6.3(a)(ii), and if the Indemnified Persons then enter into a settlement or consent to a judgment in respect of such Third Party Claim without the approval of the Indemnifying Stockholders (which approval will not unreasonably be withheld), then the amount of such settlement or judgment shall not be determinative of the amount of the Loss against which the Indemnified Persons are entitled to indemnification under this Section 6. In connection with any settlement entered into by the Indemnified Persons and approved by the Indemnifying Stockholders, the Indemnified Persons shall grant to the Indemnifying Stockholders an unconditional release in connection with the specific Losses to which such settlement relates, contingent upon payment by the Indemnifying Stockholders of the amounts required by this Section 6 (which amounts shall be specified in such release).

   6.4  Order of Payment; Exclusion and Limitation of Liability. Notwithstanding
        -------------------------------------------------------
the foregoing Sections 6.1 through 6.3, the following provisions shall apply in the event the Indemnified Persons incur any Losses covered by Section 6.2.

        (a)  Payment for Breach of Stockholder Representations, Warranties or
             ----------------------------------------------------------------
Covenants. The amount of any Loss against which Indemnified Persons are entitled
---------
to indemnification under Section 6.2(a) shall be payable to the Indemnified Persons solely by the Stockholder whose breach was related to or gave rise to such Loss (the "RESPONSIBLE STOCKHOLDER"). If the Responsible Stockholder is a party to the Escrow Agreement (an "ESCROW STOCKHOLDER"), the Indemnified Persons shall be entitled to recover the amount of such Loss from the Escrow Fund (as defined in the Escrow Agreement). The Indemnified Persons shall not be obligated to seek to recover such amounts from the Escrow Fund, and may elect to seek some or all of such amounts directly from the Responsible Stockholder.

        (b)  Payment for Breach of PAC Representations, Warranties or Covenants.
             ------------------------------------------------------------------
Subject to Section 6.4(c), the amount of any Loss against which Indemnified Persons are entitled to indemnification under Section 6.2(b) shall be payable to the Indemnified Persons as follows:

             (i) First, such amount shall be paid from the Escrow Fund to the extent that there remain any funds available in the Escrow Fund.

             (ii) Next, any remaining amount shall be paid by the Non-Excepted Stockholders in such amounts that (after taking into account the amounts paid with respect to such Loss by the Escrow Stockholder out of the Escrow Fund) each Non-Excepted Stockholder shall have borne that percentage of the Loss equal to the percentage that the cash consideration set forth opposite such Non-Excepted Stockholder's name on Exhibit A of this Agreement represents
                                        ---------
of the aggregate cash consideration set forth opposite the names of all the Non-Excepted Stockholders on Exhibit A of this Agreement. The failure of any Non-
                         ---------
Excepted Stockholder to pay the amount due under this Section 6.4(b)(ii) shall not increase or decrease the amount due from any other Non-Excepted Stockholder under this Section 6.4(b)(ii)

        (c)  Exclusion.  The Non-Excepted Stockholders shall not be liable for
             ---------
the first $150,000 in aggregate Losses incurred by the Indemnified Persons arising out of or relating to any breach or breaches by PAC of the representations, warranties or covenants made by PAC in this Agreement or any document delivered pursuant hereto (the "EXCLUSION"); provided, however, that
                                                      --------  -------
the Exclusion shall not apply to any Losses arising out of or relating to any breach by PAC of any representation or warranty made in Sections 3.1(b) (Capital Structure) or 3.1(j) (Intellectual Property).

        (d)  Limitation of Liability.  In no case shall any Stockholder be
             -----------------------
required to provide indemnification under this Section 6 in an amount in excess of the amount of cash consideration set forth opposite such Stockholder's name on Exhibit A of this Agreement; provided, however that such limitation shall not
   ---------                    --------  -------
apply in the case of actual fraud by such Stockholder.

   6.5  General.
        -------

        (a) Solely for the purposes of this Section 6, whether a representation, warranty or covenant has been breached shall be determined without regard to any knowledge or materiality qualifiers contained in such representation, warranty or covenant.

        (b) With respect to any amounts paid to the Indemnified Persons hereunder, the Indemnified Persons shall pay within ten (10) days of receipt to the Indemnifying Stockholders, without interest, such amounts as are subsequently actually received by the Indemnified Persons in respect of the subject matter of such indemnification, less costs incurred in relation to such receipt or recovery, and provided that this Section 6.6(b) shall not apply to the extent that it would render insurance coverage of the Indemnified Persons invalid or unavailable or to the extent that the amount of the applicable Loss exceeded the amounts so paid to the Indemnified Persons by the Indemnifying Stockholders.

        (c) This Section 6 governs indemnification for Losses as between the Indemnified Persons and the Stockholders, and does not affect any rights of indemnification or contribution as between or among the several Stockholders.

        (d) Rational shall be agent and attorney-in-fact (the "INDEMNIFIED PERSONS' AGENT") for each Indemnified Person, to give and receive notices and communications, to request delivery to Indemnified Persons of monies subject to the Escrow Agreement or otherwise due to the Indemnified Persons hereunder, to agree, negotiate, enter into settlements and compromises, demand arbitration and comply with orders of awards of arbitrators, and to take all other actions necessary or appropriate in the judgment of the Indemnified Persons' Agent on behalf of the Indemnified Persons with respect to the matters subject to this
Section 6, Section 8.3 (to the extent that the dispute relates to matters subject to this Section 6) or the Escrow Agreement. No bond shall be required of the Indemnified Persons' Agent, and the Indemnified Persons' Agent shall not receive compensation for its services. Notices or communications to or from the Indemnified Persons' Agent shall constitute notice to or from each of the Indemnified Persons. A decision, act, consent or instruction of the Indemnified Persons' Agent shall constitute the decision, act, consent or instruction of all the Indemnified Persons and shall be final, binding and conclusive upon each of such Indemnified Persons, and the Indemnifying Stockholders and the Escrow Agent (as such term is defined in the Escrow Agreement) may rely upon any such decision, act, consent or instruction of the Indemnified Persons' Agent as being the decision, act, consent or instruction of each Indemnified Person, notwithstanding any notice to the contrary from any Indemnified Person. The Indemnifying Stockholders and the Escrow Agent are hereby relieved from any liability to any Indemnified Person for any acts done by them in accordance with such decision, act, consent or instruction of the Indemnified Persons' Agent.

        (e) Robert C. Bicksler shall be constituted and appointed as agent (the "STOCKHOLDERS' AGENT") for and on behalf of the Stockholders (other than NBCC) to give and receive notices and communications, to authorize disbursements of funds under the Escrow Agreement in satisfaction of claims by Indemnified Persons (including authorizing the allocation of Losses among the Escrow Stockholders' respective interests in the Escrow Fund), to object to such disbursements, to agree, negotiate, enter into settlements and compromises, to demand arbitration and comply with orders of awards of arbitrators, and to take all other actions necessary or appropriate in the judgment of the Stockholders' Agent on behalf of the Indemnifying Stockholders (other than NBCC) with respect to the matters subject to this Section 6, Section 8.3 (to the extent that the dispute relates to matters subject to this Section 6) or the Escrow Agreement. The person acting as the Stockholders' Agent may be changed from time to time upon (i) the approval of the Stockholders (other than NBCC) representing a majority of the Aggregate Cash Consideration paid under this Agreement and (ii) written notice of such change, and the identity and contact information for the new Stockholders' Agent, to the Indemnified Persons' Agent and the Escrow Agent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Indemnifying Stockholders (other than NBCC). Rational shall ensure that the Stockholders' Agent shall have reasonable access to information about PAC and the reasonable assistance of PAC's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about PAC or any Indemnified Person, except to the extent reasonably necessary in defense of any claim of indemnification (in which case the Stockholders' Agent shall take all action reasonably possible to protect the confidentiality of such information, including without limitation seeking a protective order for such information or requiring the recipient of such information to enter into a non-disclosure agreement covering such information). A decision, act, consent or instruction of the Stockholders' Agent shall constitute the decision, act, consent or instruction of all the Indemnifying Stockholders (other than NBCC) and shall be final, binding and conclusive upon each of such Indemnifying Stockholders (other than NBCC), and the Indemnified Persons and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each Indemnifying Stockholder (other than NBCC), notwithstanding any notice to the contrary from any Indemnifying Stockholder (other than NBCC). The Indemnified Persons and the Escrow Agent are hereby relieved from any liability to any Indemnifying Stockholder (other than NBCC) for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent. The Stockholders' Agent shall have no authority to act for or on behalf of, or bind in any way, NBCC; and all communications with NBCC in connection with the matters contemplated by this Section 6 shall be made as provided in Section 8.2 (Notices) hereof.

                                   SECTION 7

                               SPECIAL PROVISIONS

   7.1  Release and Acknowledgment by the Holder of PAC Series A Preferred
        ------------------------------------------------------------------
Stock. Effective as of the Closing (including the payment of the amounts due to
-----
NBCC pursuant to this Agreement), NBCC, which is the holder of all outstanding PAC Series A Preferred Stock, releases all other Parties from any claims which NBCC may have by virtue of its ownership of such stock (other than any right it may have in connection with the obligations, if any, of PAC to indemnify a representative of NBCC in connection with such person's service on the PAC Board of Directors), including without limitation claims arising under the Stock Purchase Agreement by and among PAC, NBCC and Mr. Chou, dated September 11, 1996 (the "SERIES A AGREEMENT"), and any rights of first refusal, rights of co-sale or similar rights. NBCC acknowledges that, to the extent it otherwise has any of the rights or claims described in the preceding sentence, such rights and claims shall at the Closing inure to Rational as the purchaser of all of the PAC Series A Preferred Stock from NBCC.


                                    -xxvii-

   7.2  Waiver by PAC.  PAC hereby waives any and all rights, contractual,
        -------------
statutory or otherwise, held by it with respect to the purchase by Rational of PAC Securities, including without limitation (i) all rights of first refusal held with respect to sales of PAC Securities held by Mr. Chou or by the Series A Holder as set forth in Section 8 of the Series A Agreement, (ii) all rights with respect to restrictions on transfer or repurchase of PAC Securities as set forth in PAC Restricted Stock Purchase Agreements by and between PAC and certain Stockholders, (iii) all rights of first refusal in favor of PAC as set forth in the Securityholder Agreement by and among PAC, Mr. Chou, NBCC and certain Stockholders, dated September 13, 1996 (the "SECURITYHOLDER AGREEMENT"), and
(iv) all rights in favor of PAC described in Schedule 3.1(b) hereto.
                                             ---------------

   7.3  Release and Acknowledgment by the Stockholders.  Effective as of the
        ----------------------------------------------
Closing, each Stockholder releases all other Parties from any claims which such Stockholder may have by virtue of its ownership of capital stock of PAC prior to the Closing (other than their respective rights explicitly set forth in this Agreement). Each Stockholder acknowledges that, to the extent such Stockholder otherwise has any such claims, such claims shall at the Closing inure to Rational as the purchaser of all of the PAC capital stock.

                                   SECTION 8

                               GENERAL PROVISIONS

   8.1  Expenses.  Each Party shall bear all of its own expenses in connection
        --------
with the preparation for and consummation of the transactions contemplated by this Agreement. PAC shall not incur more than $350,000 in professional fees and expenses, including fees and expenses of counsel and any brokers or financial advisers, in connection with the Stock Purchase and associated matters.

   8.2  Notices.  All notices and other communications hereunder shall be in
        -------
writing and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight courier service, or mailed by certified or registered mail, return receipt requested, or sent by facsimile with written confirmation of receipt to the following addresses:

  If to Rational:            Rational Software Corporation
                             2800 San Tomas Expressway
                             Santa Clara, CA 95051-0951
                             Attention: Robert T. Bond
                             Facsimile No.:  408-496-3973

  With a copy to:            Gail Clayton Husick, Esq.
                             Wilson Sonsini Goodrich & Rosati, P.C.
                             650 Page Mill Road
                             Palo Alto, California 94304-1050
                             Facsimile No.:  415-493-6811

  If to the Stockholders:    Robert C. Bicksler
  (excluding NBCC)           c/o James M. Yates, Jr.
                             Wyrick, Robbins, Yates & Ponton, L.L.P.
                             4101 Lake Boone Trail, Suite 300
                             Raleigh, North Carolina 27607
                             Facsimile No.: 919-781-4865


                                   -xxviii-

  With a copy to:            James M. Yates, Jr.
                             Wyrick, Robbins, Yates & Ponton, L.L.P.
                             4101 Lake Boone Trail, Suite 300
                             Raleigh, North Carolina 27607
                             Facsimile No.:  919-781-4865

  If to NBCC:                NationsBanc Capital Corporation
                             901 Main Street, 66th Floor
                             Dallas, Texas 75202-2911
                             Attn:  Doug Williamson
                             Facsimile No.:  214-508-0985

  With a copy to:            John Holzgraefe
                             Jenkens & Gilchrist, P.C.
                             Suite 3200, 1445 Ross Avenue
                             Dallas, Texas 75202-2799
                             Facsimile No.:  214-855-4300

By written notice to the other Party, a Party may change the address to which notices and other communications will be directed.

   8.3  Governing Law; Resolution of Disputes.
        -------------------------------------

        (a) This Agreement shall be governed by and construed in accordance with the laws of North Carolina applicable to contracts made and to be performed wholly therein without regard to conflict of laws provisions.

        (b) Subject to the procedures set forth in Sections 6.1 through 6.3, all disputes between a Stockholder or an Indemnifying Stockholder, as the case may be, on the one hand, and Rational or any Indemnified Person, on the other hand, arising under this Agreement, including any agreement which is an exhibit hereto which does not explicitly contain a dispute resolution provision, or in relation to the matters contemplated hereby shall be resolved by binding arbitration in accordance with the rules and regulations of the American Arbitration Association.

        (c) The arbitrators will be selected as follows: In the event the Parties involved in such dispute agree on one arbitrator, the arbitration will be conducted by such arbitrator. In the event the Parties involved in such dispute do not so agree, they will each select one independent, qualified arbitrator and the two arbitrators so selected will select the third arbitrator. In the event that there are three arbitrators conducting the arbitration, such arbitrators will act by majority vote.

        (d) Arbitration will take place at Raleigh, North Carolina, or any other location mutually agreeable to the Parties involved in such dispute. At the request of any Party involved in such dispute, arbitration proceedings will be conducted on a confidential basis; in such case all documents, testimony and records will be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the Parties involved in such dispute and their respective attorneys and their respective experts who will agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information will become generally known. The arbitrator(s) will be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary or a permanent injunction, and will also be able to award damages. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Except as the arbitrator(s) shall otherwise decide is fair and reasonable and except as set forth in Section 6, each party will bear its own attorneys' fees and expenses in connection with such proceeding and will bear one-half of the fees and expenses of the arbitrator(s) relating to such proceeding.

   8.4  Delays or Omissions.  Except as expressly provided herein, no delay or
        -------------------
omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of another Party under this Agreement, will impair any such right, power or remedy of such Party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as specifically set forth herein, all remedies, either under this Agreement or by law or otherwise afforded to any Party, will be cumulative and not alternative.

   8.5  Entire Agreement; Amendment.  This Agreement, including all documents
        ---------------------------
delivered pursuant to this Agreement at the Closing, constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersedes and voids all prior understandings and agreements among the Parties, whether written or oral, with respect to the subject matter herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

   8.6  Severability.  In the event that any provision of this Agreement becomes
        ------------
or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision and the Parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided that no such severability will be effective against a Party if it materially and adversely changes the economic benefit of this Agreement to such Party.

   8.7  Titles, Subtitles.  The page, article, section, and subsection numbers,
        -----------------
captions and table of contents, titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

   8.8  Counterparts.  This Agreement may be executed in any number of
        ------------
counterparts, and each such counterpart shall be deemed to be an original instrument and enforceable against the Party signing it, but all such counterparts together shall constitute one agreement.

   8.9  No Third-Party Beneficiaries.  Except as expressly provided in Sections
        ----------------------------
5.3(b), 5.3(c), 5.3(e), 5.3(f), or Section 6, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, and except as explicitly contemplated by this Agreement, nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

RATIONAL SOFTWARE CORPORATION, INC.      PERFORMANCE AWARENESS CORPORATION
a Delaware corporation                   a North Carolina corporation


By:                                      By:
   ----------------------------------       ---------------------------------
    Robert T. Bond, Chief Financial         Paul C. Chou, President
    Officer

STOCKHOLDERS

----------------------------------          ----------------------------------
Scott J. Didier                             Gabe Sellers

----------------------------------          ----------------------------------
Kent D. Siefkes                             James M. Yates, Jr.

----------------------------------          ----------------------------------
Jeffrey J. Schuster                         Robert C. Bicksler

----------------------------------          ----------------------------------
Nariie Omori                                Jack Keegan

----------------------------------          NATALIE GIA-CHI CHOU 1996
Paul C. Chou                                IRREVOCABLE TRUST

----------------------------------          ----------------------------------
Shirley L. Chu                              By:  Alice Sze Chou, Trustee


ERIKA GIA-NING CHOU 1996                    AARON GIA-LI CHOU 1996
IRREVOCABLE TRUST                           IRREVOCABLE TRUST

----------------------------------          ----------------------------------
By:  Alice Sze Chou, Trustee                By:  Alice Sze Chou, Trustee


NATIONSBANC CAPITAL CORPORATION
a Texas corporation

----------------------------------

By:
   -------------------------------

Its:
    ------------------------------


                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]